Friday July 16, 1:22 am Eastern Time

Company Press Release

SOURCE: Elamex S.A. de C.V.

Elamex Acquires U.S.-Based Metal Stamping Operation

EL PASO, Texas, July 16 /PRNewswire/ -- Elamex S.A. de C.V. (Nasdaq: ELAMF - news) announced today that it has signed a definitive agreement to acquire 100 percent of the stock of Precision Tool, Die & Machine Company, Inc., a Louisville, Kentucky metal stamping company, for $20.3 million in cash. The deal has been approved by the Boards of Directors of both companies and by the shareholders of Precision. The deal is slated to close later this month, pending customary regulatory approvals.

"The Precision acquisition is beneficial in several ways. First, it expands our manufacturing presence into the United States in an industry where local presence is a logistical necessity. Second, it expands our customer base in the automotive, appliance and industrial controls industry, which may result in complementary expanded customer relationships for both of our companies. Third, it enhances our mechanical engineering and tool making expertise. Finally, it is a key step in our overall strategy of becoming a full-spectrum manufacturing services provider. We believe that strategic vertical integration is an important element in serving a market increasingly driven by time-to-market and logistic issues, in addition to lowest unit cost," commented Hector Raynal, Elamex's President and Chief Executive Officer.

Precision operates two facilities, with a combined square footage of 206,000 square feet in Louisville. The privately-held company's sales for the fiscal year ended June, 1998 were $54.6 million. The facilities are both ISO 9002 and QS 9000 registered. Major customers include General Electric, Whirlpool, Trane and Johnson Controls.

Elamex currently offers plastics injection molding, metal stamping, powder coating and pad printing services through its Mexico-based joint venture with General Electric, known as Qualcore. In addition to expanding Elamex's geographic manufacturing presence in the metal stamping and tool and die arena, the wholly-owned Precision subsidiary will add welding, orbital riveting and machining capabilities to Elamex's in-house capabilities portfolio.

Elamex S.A. de C.V. is a 26-year-old manufacturing services provider, headquartered in Mexico. Its 17 Mexico-based facilities provide turnkey electronic, electromechanical and mechanical contract manufacturing; repair and refurbishment; and shelter services to a variety of industries including: telecommunications, medical, industrial control, automotive, avionics, defense and consumer products.

This press release includes forward looking statements that involve risks and uncertainties, including, but not limited to, risks associated with the company's future growth and profitability, the ability of the Company to continue to increase sales to existing customers and to new customers and the effects of competitive and general economic conditions and the ability of Elamex's own customers to meet their expectations and projections.

SOURCE: Elamex S.A. de C.V.

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